EXHIBIT 10.2


                                                      EXECUTION COPY




                         DISTRIBUTION AGREEMENT

                                between

                        IMS HEALTH INCORPORATED

                                  and

                          GARTNER GROUP, INC.



                       Dated as of June 17, 1999




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.DEFINITIONS......................................................   2
      SECTION 1.1  General.................................................   2
      SECTION 1.2  References; Interpretation..............................   9

ARTICLE II. DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS AND
            REPRESENTATIONS AND WARRANTIES.................................   10

      SECTION 2.1  The Distribution and Other Transactions ................   10
      SECTION 2.2  The Cash Dividend and the Stock Repurchase .............   14
      SECTION 2.3  Financing...............................................   17
      SECTION 2.4  Certain Limitations on Actions by IMS HEALTH ...........   18
      SECTION 2.5  Declaration Date; Further Assurances ...................   18
      SECTION 2.6  Representations and Warranties .........................   19

ARTICLE III.  INDEMNIFICATION..............................................   24
      SECTION 3.1  Indemnification by Gartner.. ...........................   24
      SECTION 3.2  Indemnification by IMS HEALTH ..........................   25
      SECTION 3.3  Procedures for Indemnification in Third Party Claims ...   25
      SECTION 3.4  Indemnification Payments................................   27

ARTICLE IV.  COVENANTS.....................................................   28
      SECTION 4.1  Access to Information...................................   28
      SECTION 4.2  Confidentiality.........................................   28
      SECTION 4.3  Standstill..............................................   28
      SECTION 4.4  Public Announcements....................................   31
      SECTION 4.5  Required Consents.......................................   31

ARTICLE V.  DISPUTE RESOLUTION....................... .....................   31
      SECTION 5.1  Negotiation.............................................   31
      SECTION 5.2  Arbitration.............................................   32
      SECTION 5.3  Continuity of Service and Performance ..................   32

ARTICLE VI.  INSURANCE.....................................................   33
      SECTION 6.1  Separation of Insurance Coverages ......................   33
      SECTION 6.2  Policy Rights...........................................   33
      SECTION 6.3  Post-Distribution Date Claims ..........................   33
      SECTION 6.4  Agreement for Waiver of Conflict and Shared Defense ....   35
      SECTION 6.5  Cooperation.............................................   35


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ARTICLE VII.  MISCELLANEOUS................................................   35
      SECTION 7.1  Complete Agreement; Construction .......................   35
      SECTION 7.2  Counterparts............................................   35
      SECTION 7.3  Survival of Agreements..................................   35
      SECTION 7.4  Expenses................................................   35
      SECTION 7.5  Notices.................................................   36
      SECTION 7.6  Waivers.................................................   37
      SECTION 7.7  Amendments..............................................   37
      SECTION 7.8  Assignment..............................................   37
      SECTION 7.9  Successors and Assigns..................................   37
      SECTION 7.10  Termination............................................   37
      SECTION 7.11  Subsidiaries...........................................   39
      SECTION 7.12  Third Party Beneficiaries..............................   39
      SECTION 7.13  Title and Headings.....................................   39
      SECTION 7.14  Exhibits and Schedules.................................   39
      SECTION 7.15  GOVERNING LAW..........................................   39
      SECTION 7.16  Consent to Jurisdiction................................   39
      SECTION 7.17  Severability...........................................   40


Exhibits

Exhibit 2.1(d)(i) Undertaking of Gartner Group, Inc. under 1996 Distribution Agreement.

Exhibit 2.1(d)(ii) Undertaking of Gartner Group, Inc. under 1998 Distribution Agreement.


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                         Exhibit 2.1(d)(i)

Gartner Group, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904

                         July ______, 1999

R.H. Donnelley Corporation
One Manhattanville Road
Purchase,  NY 10577

ACNielsen Corporation
177 Broad Street
Stamford, CT  06901

Dear Sirs:

     Reference is made to (i) the Distribution Agreement (the "1996 Distribution Agreement"), dated as of October 28, 1996, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), The Dun & Bradstreet Corporation, which has been renamed the R.H. Donnelley Corporation ("RHD") and ACNielsen Corporation ("ACNielsen") and (ii) the letter of undertaking dated June 29, 1998 from IMS Health Incorporated ("IMS HEALTH") to RHD and ACNielsen. In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS HEALTH (the "IMS HEALTH Distribution"). IMS HEALTH has announced its intention to distribute (the "Gartner Distribution") to its stockholders all of the shares of the Class B Common Stock of Gartner Group, Inc. ("Gartner") that IMS HEALTH will hold following the recapitalization of Gartner contemplated by the Merger Agreement dated June 17, 1999, between Gartner and GRGI, INC. In connection with the IMS HEALTH Distribution, IMS HEALTH undertook (the "IMS HEALTH Undertaking") to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities (as defined in the 1996 Distribution Agreement). Under Section 8.9(c) of the 1996 Distribution Agreement, as applicable to IMS HEALTH pursuant to the IMS HEALTH Undertaking, IMS HEALTH may not make a distribution such as the Gartner Distribution unless it causes the distributed entity to undertake to both RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement. Therefore, in accordance with Section 8.9(c) of the 1996 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Gartner Distribution, Gartner undertakes to each of RHD and ACNielsen to be jointly and severally liable for all Cognizant Liabilities under the 1996 Distribution Agreement.

    Very truly yours,

    GARTNER GROUP, INC.


    By:
       -----------------------------
       Name:
       Title:


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                        Exhibit 2.1(d)(ii)

Gartner Group, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904

                          July _____, 1999

Nielsen Media Research, Inc.
299 Park Avenue
New York, New York  10171

Dear Sirs:

     Reference is made to the Distribution Agreement (the "1998 Distribution Agreement"), dated as of June 30, 1998, among Cognizant Corporation, which has been renamed Nielsen Media Research, Inc. ("NMR"), and IMS Health Incorporation ("IMS HEALTH"). In June 1998, NMR distributed to its stockholders all of the outstanding shares of common stock of IMS HEALTH. IMS HEALTH has announced its intention to distribute (the "Gartner Distribution") to its stockholders all of the shares of the Class B Common Stock of Gartner Group, Inc. ("Gartner") that IMS HEALTH will hold following the recapitalization of Gartner contemplated by the Merger Agreement dated June 17, 1999 between Gartner and GRGI, INC. In
Section 8.9(c) of the 1998 Distribution Agreement, IMS HEALTH agreed not to make a distribution such as the Gartner Distribution unless it causes the distributed entity to undertake to NMR to be jointly and severally liable for all IMS HEALTH Liabilities under the 1998 Distribution Agreement. Therefore, in accordance with
Section 8.9(c) of the 1998 Distribution Agreement and intending to be legally bound hereby, from and after the effective time of the Gartner Distribution, Gartner undertakes to NMR to be jointly and severally liable for all IMS HEALTH Liabilities under the 1998 Distribution Agreement.

    Very truly yours,

    GARTNER GROUP, INC.


    By:
       -----------------------------------------
       Name:
       Title:



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                                                      EXECUTION COPY
                                                      EXHIBIT 10.2




            AGREEMENT AND PLAN OF MERGER dated as of June 17, 1999 (this "Agreement"), among GARTNER GROUP, INC., a Delaware corporation (the "Company"), IMS HEALTH INCORPORATED ("IMS HEALTH"), a Delaware corporation and GRGI, INC. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of IMS HEALTH.

            WHEREAS, IMS HEALTH owns all of the issued and outstanding shares of Common Stock, par value $.01 per share ("Merger Sub Common Stock"), of Merger Sub and 47,599,105 shares (approximately 46% of the total number of issued and outstanding shares) of Class A Common Stock, par value $.0005 per share ("Class A Common Stock"), of the Company;

            WHEREAS, prior to the effectiveness of the Merger (as defined below), IMS HEALTH plans to contribute to Merger Sub 40,689,648 shares (approximately 39% of the total number of issued and outstanding shares) of Class A Common Stock (the "Contributed Shares") and retain (x) 6,909,457 shares (approximately 7% of the total number of issued and outstanding shares) of Class A Common Stock (the "Retained Shares") and (y) warrants to purchase an aggregate of 599,400 shares of Class A Common Stock;

            WHEREAS, the Company and IMS HEALTH desire that Merger Sub merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which all the issued and outstanding shares of Merger Sub Common Stock shall be converted into shares of a new Class B Common Stock, par value $.0005 per share ("Class B Common Stock"), of the Company and all the issued and outstanding shares of Class A Common Stock (other than the Contributed Shares held by Merger Sub, which shall be canceled with no securities or other consideration issued in exchange therefor) shall remain issued and outstanding;

            WHEREAS, IMS HEALTH has agreed, subject to certain conditions, to distribute all the shares of Class B Common Stock, on a pro rata basis, to the holders of the common stock of IMS HEALTH promptly following consummation of the Merger (the "Distribution") pursuant to the terms and conditions of a Distribution Agreement entered into between the Company and IMS HEALTH dated as of the date hereof (the "Distribution Agreement"), which provides for the Distribution and certain other matters;

            WHEREAS, the Boards of Directors of the Company and Merger Sub by resolutions duly adopted have approved the terms of this Agreement and of the Merger, and have declared the advisability of this Agreement and of the Merger; Merger Sub has obtained the approval of its sole shareholder; and the Company has directed the submission of this Agreement to its shareholders for approval; and

            WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

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                                                                               2

            NOW, THEREFORE in consideration of the premises and the mutual agreements and provisions herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

            SECTION I.1. The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

            (b) Following satisfaction or waiver of all conditions to the Merger, the Company and Merger Sub shall file a Certificate of Merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

            (c) At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

            SECTION I.2. Effect on Capital Stock. At the Effective Time:

            (a) All of the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted in the aggregate into and become 40,689,648 fully paid and non-assessable shares of Class B Common Stock of the Surviving Corporation, and shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby;

            (b) each of the Contributed Shares shall automatically be canceled and retired and shall cease to exist, and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor;

            (c) each share of Class A Common Stock (other than shares to be canceled in accordance with Section 1.2(b)) shall remain issued and outstanding and not be affected by the Merger, except that all shares of Class A Common Stock remaining outstanding at the Effective Time shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby; and

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                                                                               3

            (d) each share of Class A Common Stock that is held in the treasury of the Company shall remain in the treasury of the Company and not be affected by the Merger, except that all shares of Class A Common Stock held in the treasury of the Company at the Effective Time shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation, as amended hereby.

            SECTION I.3. Share Certificates. (a) As soon as practicable after the Effective Time,

            (i) the Surviving Corporation shall deliver, or cause to be delivered, to IMS HEALTH a number of certificates issued in the names of such persons, in each case, as IMS HEALTH shall direct, representing in the aggregate 40,689,648 shares of Class B Common Stock which IMS HEALTH has the right to receive upon conversion of shares of Merger Sub Common Stock pursuant to the provisions of Section 1.2 (a) hereof;

            (ii) the Surviving Corporation shall cancel the share certificate or certificates representing the shares of Class A Common Stock owned directly by Merger Sub; and

            (iii) the share certificates representing shares of Class A Common Stock that remain issued and outstanding under Section 1.2(c) hereof or that remain treasury shares under Section 1.2(d) hereof shall not be exchanged and shall continue to represent an equal number of shares of Class A Common Stock of the Surviving Corporation without physical substitution of share certificates of the Surviving Corporation for existing share certificates of the Company.

            (b) Any dividend or other distribution declared or made with respect to any shares of capital stock of the Company, whether the record date for such dividend or distribution is before or after the Effective Time, shall be paid to the holder of record of such shares of capital stock on such record date, regardless of whether such holder has surrendered its certificates representing Class A Common Stock or received certificates representing Class B Common Stock pursuant to Section 1.3(a)(i).

                                   ARTICLE II

                            THE SURVIVING CORPORATION

            SECTION II.1. Certificate of Incorporation. (a) In the event the adoption of the Governance Provisions (as defined below) is approved by the stockholders of the Company at the Stockholders Meeting (as defined below), at the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as set forth in Exhibit A-1(a) hereto.

            (b) In the event the adoption of the Governance Provisions is not approved by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the

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                                                                               4

Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as set forth in Exhibit A-1(b) hereto.

            (c) The Certificate of Incorporation of the Surviving Corporation that becomes effective pursuant to either Section 2.1(a) or 2.1(b) hereof is herein referred to as the "Surviving Corporation Certificate of Incorporation."

            SECTION II.2. By-laws. (a) In the event the adoption of the Governance Provisions is approved by the stockholders of the Company at the Stockholders Meeting, at the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws shall be amended as set forth in Exhibit A-1(c) hereto.

            (b) In the event the adoption of the Governance Provisions is not approved by the stockholders of the Company at the Stockholders Meeting at the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, except that such By-laws shall be amended as set forth in Exhibit A-1(d) hereto.

            (c) The By-laws of the Surviving Corporation as amended pursuant to either Section 2.2(a) or 2.2(b) hereof are herein referred to as the "Surviving Corporation By-laws".

            SECTION II.3. Directors and Officers. (a) The Surviving Corporation's board of directors initially shall consist of ten members. From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Surviving Corporation shall consist of the directors of the Company in office at the Effective Time, except for Robert E. Weissman, whose resignation shall become effective as of the Effective Time, plus certain other persons as specified in Exhibit A-1(e) hereto and each such director shall be designated to serve as a Class A Director or a Class B Director (each as defined in the Surviving Corporation By-laws) as specified in Exhibit A-1(e) hereto; provided, however, that John P. Imlay may be a director of the Company following the Merger only if, prior to the Effective Time, IMS HEALTH receives an opinion of counsel from Wilson Sonsini Goodrich & Rosati or such other counsel acceptable to IMS HEALTH to the effect that, following the consummation of the Merger and the Distribution, IMS HEALTH will not be an affiliate of the Company for purposes of the disposition by IMS HEALTH of shares of Class A Common Stock under the federal securities laws. The Company shall use its best efforts to obtain the written resignation of any member of its Board of Directors necessary to give effect to the foregoing.

            (b) In the event the adoption of the Governance Provisions is approved by the stockholders of the Company at the Stockholders Meeting, then at the Effective Time the directors of the Surviving Corporation shall be divided into three classes pursuant to the Surviving Corporation Certificate of Incorporation as amended pursuant to Section 2.1(a) hereof, and each such director shall be designated to serve as a Class I Director, Class II Director or

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                                                                               5

 Class III Director (each as defined in the Surviving Corporation By-laws), as specified in Exhibit C hereto.

            (c) From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly appointed and qualified in accordance with applicable law and the Surviving Corporation By-laws, the officers of the Company shall be the officers of the Surviving Corporation.

                                   ARTICLE III

              COVENANTS AND REPRESENTATIONS AND WARRANTIES

            SECTION III.1. Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold, a meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering, as three separate proposals, (i) the approval of the Merger and this Agreement which, subject to the Distribution Agreement, will commit the Directors of the Company to authorize the Cash Dividend (as defined in the Distribution Agreement) and Stock Repurchase (as defined in the Distribution Agreement); (ii) the approval of amendments to the Company's Certificate of Incorporation providing for the proposed classified board, director removal and replacement and related provisions in Articles IV and V of the Certificate of Incorporation of the Company as set forth in Exhibit A-1(a) hereto to become effective solely upon effectiveness of the Merger (the "Governance Provisions"); and (iii) the approval of amendments to the Company's Certificate of Incorporation providing for the increase of authorized stock which the Company may issue as set forth in Exhibits A-1(a) and A-1(b) hereto to become effective solely upon the effectiveness of the Merger (the "Share Increase"). The Company shall, through its Board of Directors, continue to recommend to its stockholders approval of the Merger and this Agreement and shall not withdraw such recommendation; provided, however, that the Company's Board of Directors may withdraw such recommendation if it determines in good faith, based upon the advice of outside counsel, that the Board will violate its fiduciary duties to the stockholders of the Company if such recommendation is not withdrawn.

            SECTION III.2. Filings; Other Actions. (a) Subject to the provisions of this Agreement and the Distribution Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement for the solicitation of proxies in favor of (i) the approval and adoption of this Agreement and the Merger, (ii) the approval of the Governance Provisions as amendments to the Company's Certificate of Incorporation to become effective solely upon the effectiveness of the Merger, and (iii) the approval of the Share Increase as amendments to the Company's Certificate of Incorporation to become effective solely upon the effectiveness of the Merger (the "Proxy Statement"). The Company shall not propose to its stockholders the adoption of the Governance Provisions or the Share Increase as independent amendments to the Company's Certificate of Incorporation, but only as amendments to become effective solely upon the effectiveness of the Merger. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC for mailing in definitive form as promptly as practicable after such filing. The Company and IMS

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                                                                               6


HEALTH shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and the Company shall notify IMS HEALTH of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to IMS HEALTH promptly copies of all correspondence between the SEC and the Company or any of its advisors with respect to the Proxy Statement. The Company shall give IMS HEALTH and its counsel appropriate advance opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC, and shall incorporate therein any reasonable comments IMS HEALTH may deliver to the Company with respect thereto, before such Proxy Statement, response or reply is filed with or sent to the SEC. The Company agrees to use commercially reasonable efforts, after consultation with IMS HEALTH and its advisors, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement to be mailed to the holders of the Company's common stock entitled to vote at the Stockholders Meeting as soon as reasonably possible following the execution hereof. IMS HEALTH shall provide the Company such information concerning the business and affairs of IMS HEALTH and Merger Sub as is reasonably required for inclusion in the Proxy Statement.

            (b) Each of the Company and IMS HEALTH shall promptly, and in any event within five business days after the execution and delivery of this Agreement, make all filings or submissions as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable law.

            (c) Each of the Company and IMS HEALTH agrees promptly to furnish to the other all copies of written communications (and summaries of the substance of all oral communications) received by it, or any of its affiliates or representatives from, or delivered by any of the foregoing to, any federal, state or local or international court, commission, governmental body, agency, authority, tribunal, board or other governmental entity (each a "Governmental Entity") in respect of the transactions contemplated hereby.

            (d) At the stockholders' meeting, IMS HEALTH agrees to vote, or cause to be voted, all shares of Class A Common Stock of the Company owned by it and any of its subsidiaries or affiliates in favor of the Merger, the other transactions contemplated by this Agreement, the Governance Provisions and the Share Increase.

            SECTION III.3. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the approval and adoption of this Agreement by the stockholders of Gartner as contemplated by
Section 4.1(a) and Section 4.2(a) and to consummate, as soon as practicable following such approval, the Merger and the other transactions contemplated by this Agreement and the Distribution Agreement, including, but not limited to (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to

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                                                                               7

avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger or this Agreement vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) causing all conditions to the parties' obligations to consummate the Merger set forth in Article IV (other than those set forth in Section 4.1(i)) to be satisfied. The Company and IMS HEALTH, upon the other's request, shall provide all such reasonably necessary information concerning the party's business and affairs to the other party.

            SECTION III.4. Representations and Warranties of the Company. The Company hereby represents and warrants to IMS HEALTH and Merger Sub that:

            (a) the Company's Board of Directors has approved and declared advisable the Merger and this Agreement, has determined that the Merger and the other transactions contemplated by the Distribution Agreement are fair to the stockholders of the Company, and has recommended that the stockholders of the Company vote in favor of the approval of the Merger and this Agreement;

            (b) the Company's Proxy Statement, the form of proxy and any other solicitation material used in connection therewith and any oral solicitations of proxies made by the Company shall not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of a proxy for any of the matters to be voted upon at the Stockholders Meeting which has become false or misleading, except that no representation or warranty as made by the Company with respect to written information relating to IMS HEALTH or IMS HEALTH Business for inclusion in the Proxy Statement or any such proxy material or oral solicitation;

            (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms; and

            (d) subject to the changes in the Company's capitalization contemplated by this Agreement, the capitalization of the Company is as follows:

            (i) 200,000,000 authorized shares of Class A Common Stock of which 103,856,296 shares were outstanding at the close of business on
      May 31, 1999;

            (ii) 1,600,000 authorized shares of Class B Common Stock of which zero (0) shares are outstanding on the date of this Agreement;

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                                                                               8

            (iii) 2,500,000 authorized shares of preferred stock of which zero
(0) shares are outstanding on the date of this Agreement; and

            (iv) no shares of any other class or series of capital stock are authorized, issued or outstanding.

            SECTION III.5. Representations and Warranties of IMS HEALTH and Merger Sub. Each of IMS HEALTH and Merger Sub jointly and severally represent and warrant to the Company that:

            (a) the Distribution Agreement and this Agreement have been duly approved by the Board of Directors of each of IMS HEALTH and Merger Sub; IMS HEALTH, as sole stockholder of Merger Sub, has approved the Merger and this Agreement; and no stockholder approval or other further corporate action is required on the part of IMS HEALTH or Merger Sub;

            (b) this Agreement has been duly executed and delivered by IMS HEALTH and Merger Sub and constitutes the valid and binding agreement of each such corporation, enforceable in accordance with its terms;

            (c) IMS HEALTH owns all outstanding equity securities of Merger Sub free and clear of any claims, liens or encumbrances and no other person holds any equity securities of Merger Sub nor has any right to acquire any equity interest in Merger Sub;

            (d) as of immediately prior to the Effective Time, all of the Contributed Shares shall be owned beneficially and of record by Merger Sub, free and clear of any claims, liens or encumbrances, and upon consummation of the Merger the Contributed Shares shall automatically be canceled and retired and shall cease to exist, and no stock of the surviving corporation or other consideration shall be delivered or be required to be delivered in exchange therefor, as provided in Section 1.2(b) hereof; and

            (e) Merger Sub was formed by IMS HEALTH solely for the purposes of effectuating the Merger upon the terms and subject to the conditions of this Agreement; Merger Sub has no employees, will have no assets other than the Contributed Shares, has not entered into any contract, agreement or other commitments with any person except for customary corporate organizational matters or as specifically set forth in this Agreement, and has no liabilities, commitments or obligations of any kind (known or unknown, fixed or contingent) except only for those obligations specifically set forth in this Agreement.


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                                                                               9

                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

            SECTION IV.1. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, except that the condition set forth in Section 4.1(a) may not be waived) of the following conditions:

            (a) a proposal to adopt this Agreement has been approved by the holders of (i) a majority of the Class A Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Class A Common Stock (other than shares held of record or beneficially owned by IMS HEALTH) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

            (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

            (c) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or governmental body, agency or official and be pending;

            (d) the private letter ruling from the Internal Revenue Service, providing that, among other things, the Recapitalization and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling"), shall continue in effect and IMS HEALTH and Gartner shall have complied with all provisions set forth in (i) the IRS Ruling, (ii) the request for a supplemental ruling from the Internal Revenue Service (providing, among other things, that neither the Recapitalization nor the Distribution will be taken into account in applying Section 355(e)(2)(A)(ii) of the Code (the "IRS Supplemental Ruling")) and (iii) if granted prior to such time, the IRS Supplemental Ruling, that in each case are required to be complied with prior to the Declaration Date (as defined in the Distribution Agreement);

            (e) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained, except those that would not reasonably be expected to have a material adverse affect on any party's ability to consummate the transactions contemplated by this Agreement;

            (f) the Distribution Agreement shall remain in full force and effect;

            (g) all representations and warranties of IMS HEALTH set forth in the Distribution Agreement and all representations and warranties of IMS HEALTH and Merger Sub set forth in this Agreement shall have been true and correct in all material respects when made, and shall remain true and correct in all material respects as of immediately prior to the Effective Time and the Company shall have received a certificate executed by the chief executive officer of IMS HEALTH to such effect;

            (h) all covenants to have been performed prior to the Effective Time by IMS HEALTH and Merger Sub pursuant to this Agreement and all covenants to have been performed prior to the Effective Time by IMS HEALTH pursuant to the Distribution Agreement shall have been performed by IMS HEALTH and Merger Sub in all material respects to the reasonable satisfaction of the Company and the Company shall have received a certificate executed by the chief executive officer of IMS HEALTH to such effect; and

            (i) the Board of Directors of IMS HEALTH shall have declared, or simultaneously shall be declaring, the Distribution.

            SECTION IV.2. Conditions to the Obligations of IMS HEALTH and Merger Sub. The obligations of IMS HEALTH and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by IMS HEALTH and Merger Sub, except that the condition set forth in Section 4.2(a) may not be waived) of the following conditions:

            (a) a proposal to adopt this Agreement has been approved by the holders of (i) a majority of the Class A Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Class A Common Stock (other than shares held of record or beneficially owned by IMS HEALTH) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

            (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

            (c) the IRS Ruling shall continue in effect and IMS HEALTH and Gartner shall have complied with all provisions set forth in (i) the IRS Ruling,
(ii) the request for the IRS Supplemental Ruling and (iii) if granted prior to such time, the IRS Supplemental Ruling, that in each case are required to be complied with prior to the Declaration Date;

            (d) no court, arbitrator or Governmental Entity shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or governmental body, agency or official and be pending;

            (e) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger and the Distribution shall have been obtained, except those that would not reasonably be expected to have a material adverse affect on any party's ability to consummate the transactions contemplated by this Agreement;

            (f) the Distribution Agreement shall remain in full force and effect;

            (g) all representations and warranties of the Company set forth in the Distribution Agreement and this Agreement shall have been true and correct in all material respects when made, and shall remain true and correct in all material respects as of immediately prior to the Effective Time and IMS HEALTH shall have received a certificate executed by the chief executive officer of the Company to such effect; and

            (h) all covenants to have been performed prior to the Effective Time by the Company pursuant to this Agreement or the Distribution Agreement shall have been performed by the Company in all material respects to the reasonable satisfaction of IMS Health and Merger Sub and IMS HEALTH shall have received a certificate executed by the chief executive officer of the Company to such effect.

                                    ARTICLE V

                                   TERMINATION

            SECTION V.1. Termination. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this agreement by the stockholders of the Company):

            (i) by mutual written consent of the Company and IMS HEALTH;

            (ii) by either the Company or IMS HEALTH, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or Merger Sub from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

            (iii) by IMS HEALTH, if there shall be any law or regulation that makes consummation of the Distribution illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining IMS HEALTH from consummating the Distribution is entered; or

            (iv) by IMS HEALTH or the Company in the event the Distribution Agreement is terminated.

            (b) This Agreement shall terminate automatically without any action on the part of the Company, IMS HEALTH or Merger Sub if:

            (i) after a vote on the matter by the Company's stockholders at the Stockholders Meeting, the condition set forth in Sections 4.1(a) and 4.2(a) is not satisfied; or

            (ii) the Merger is not consummated by July 31, 1999.

            SECTION V.2. Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

                                   ARTICLE VI

                                  MISCELLANEOUS

            SECTION VI.1. Notices. All notices and other communications hereunder shall be in writing, shall be effective when received and shall in any event be deemed to have been received (i) upon hand delivery, (ii) three (3) days after deposit in U.S. Mail, postage prepaid, for first class delivery,
(iii) one (1) business day following the business day of timely deposit with Federal Express or similar carrier, freight prepaid, for next business day delivery, and (iv) one (1) business day after the date of transmission if sent by facsimile, provided that confirmation of transmission and receipt is confirmed and copy is promptly sent by first class mail, postage prepaid, and shall be sent to each party at the following address (or at such other address for a party as shall be specified by like notice):

            To IMS HEALTH:

            IMS Health Incorporated
            200 Nyala Farms
            Westport, CT 06880
            Telecopy: (203)222-4313
            Attn: General Counsel

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Telecopy: (212) 455-2502
            Attn:  Joel S. Hoffman, Esq.
            To Merger Sub:

            GRGI, INC.
            c/o IMS Health Incorporated
            200 Nyala Farms
            Westport, CT 06880
            Telecopy:  (203) 222-4313

            Attn:  General Counsel

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY  10017
            Telecopy: (212) 455-2502
            Attn:  Joel S. Hoffman, Esq.

            To the Company:

            Gartner Group, Inc.
            P.O. Box 10212
            56 Top Gallant Road
            Stamford, CT  06904
            Telecopy: (203) 316-6488
            Attn:  Michael Fleisher
                   Chief Financial Officer

            with a copy to:

            Wilson Sonsini Goodrich & Rosati
            650 Page Mill Road
            Palo Alto, CA  94304
            Telecopy: (650) 493-6811
            Attn:  Larry W. Sonsini, Esq.
                   Howard S. Zeprun, Esq.

            SECTION VI.2. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

            SECTION VI.3. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as to those matters herein which are controlled by the DGCL, and such matters shall be construed in accordance with and governed by the laws of the State of Delaware.

            SECTION VI.4. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    GARTNER GROUP, INC.



                                     By ___________________________________
                                        Name:
                                        Title:



                                    IMS HEALTH, INCORPORATED



                                     By ___________________________________
                                        Name:
                                        Title:

                                    GRGI, INC.


                                     By___________________________________
                                       Name:
                                       Title:

                                                                  EXHIBIT A-1(A)


                    CERTIFICATE OF INCORPORATION AMENDMENTS
                          (WITH GOVERNANCE PROVISIONS)


            The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time (the "Existing Certificate of Incorporation") shall be amended by deleting in its entirety Article IV thereof and replacing it with the following1:

                                   "ARTICLE IV

                  (a) Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred four million, one hundred thousand (204,100,000) shares [two hundred fifty-five million (255,000,000) shares]*. Two hundred one million, six hundred thousand (201,600,000) [Two hundred fifty million (250,000,000)]* shares shall be designated common stock (the "Common Stock"), of which one hundred twenty million, nine hundred sixty thousand (120,960,000) [one hundred sixty-six million (166,000,000)]* shares shall be designated Class A Common Stock (the "Class A Common Stock") and eighty million, six hundred forty thousand (80,640,000) [eighty-four million (84,000,000)]* shares shall be designated Class B Common Stock (the "Class B Common Stock"). Two million, five hundred thousand (2,500,000) [Five million (5,000,000)]* shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

                  (b) Common Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise expressly provided herein, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be as follows:

            (1) Cash or Property Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this Article IV, and except as otherwise provided for herein, the holders of Class A Common Stock and Class B

-----------------
1  The amount of shares designated by an asterisk ("*") in Section (a) of
   Article IV will be in effect in lieu of the number of shares appearing immediately prior to such bracketed number bearing an asterisk if the Share Increase is approved in accordance with the terms of the Agreement and Plan of Merger.

      Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

            (2) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock, and whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

            (3) Stock Subdivisions and Combinations. The Corporation shall not subdivide, reclassify or combine stock of either class of Common Stock without at the same time making a proportionate subdivision or combination of the other class.

            (4) Voting. Voting power shall be divided between the classes and series of stock as follows:

                  (A) With respect to the election of directors, holders of Class A Common Stock and holders of Voting Preferred Stock (as defined below), voting together, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Voting Preferred Stock shall have a number of votes in the election of the Class A Directors as specified in the resolution of the Board of Directors authorizing such Voting Preferred Stock. Holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). Each share of Class B Common Stock shall have one vote in the election of such directors. For purposes of this Section
      (b)(4) and Section (b) (5) of this Article IV, references to the authorized number of members of the Board of Directors (or the remaining directors) shall not include any directors which the holders of any shares of Preferred Stock may have the right to elect upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time. For purposes of this Section (b)(4), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock, holders of Class B Common Stock and holders of Voting Preferred Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in this Section (b)(4)(A). "Voting Preferred Stock" means shares of each series of Preferred Stock upon which the right to vote for directors has been conferred in accordance with Section (c) of this
      Article IV, except for any right to elect directors which may be provided upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time.

                  (B) Subject to the last sentence of this Section (b)(4)(B), notwithstanding anything to the contrary contained in Section (a)(4)(A) of this Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group's Entitled Voting Percentage. For the purposes hereof, a person, entity or group's "Entitled Voting Percentage" at any time shall mean the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group at such time. For purposes of this Section
      (b)(4)(B), a "beneficial owner" of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock. The provisions of this Section (b)(4)(B) shall be effective only following (i) the distribution by IMS Health Incorporated ("IMS HEALTH") to its stockholders of all of the Class B Common Stock owned by it, (ii) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the terms of this Section (b)(4)(B) will not have any adverse effect on the private letter ruling issued by the IRS to IMS HEALTH on April 14, 1999 and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH and (iii) the approval of the terms of this Section
      (b)(4)(B) by the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation service on which the Common Stock is then listed or admitted for trading.

                  (C) Any Class A Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class A Common Stock and holders of Voting Preferred Stock, voting together as a class. Any Class B Director may be removed only for cause, by a vote of a majority of the votes held by the holders of Class B Common Stock, voting separately as a class.

                  (D) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (i) shall in all matters not otherwise specified in this Section (b)(4) of this Article IV vote together (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (ii) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be excluded or overridden by a provision in the Certificate of Incorporation or as provided herein.

                  (E) Except as set forth in this Section (b)(4) of this Article IV, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

            (5) Vacancies; Increase or Decreases in Size of the Board of Directors. Any vacancy in the office of a director created by the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of the Class B Common Stock or the holders of the Class A Common Stock and Voting Preferred Stock voting together as a class, as the case may be, may be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of Class B Common Stock or Class A Common Stock and Voting Preferred Stock (or on behalf of whom that director was appointed), as the case may be, whose death, resignation or removal created the vacancy, unless there are no such directors, in which case such vacancy may be filled by the vote of the majority of the directors or by the sole remaining director, regardless, in each instance, of any quorum requirements set out in the By-laws. Any director elected by some or all of the directors to fill a vacancy shall hold office for the remainder of the full term of the director whose vacancy is being filled and until such director's successor shall have been elected and qualified unless removed and replaced pursuant to Section (b)(4)(C) of this Article IV and this Section (b)(5). All newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of directorships reserved for Class A Directors shall be 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) and the remaining directorships are reserved for Class B Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors established pursuant to Article V so that the number of directors in each class is as nearly equal as possible.

            (6) Merger or Consolidation. In case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class A Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock may receive different kinds of shares of stock if the only difference in such shares is the inclusion of voting rights which continue the Special Voting Rights.

            (7) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

                  (c) Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock; provided that, except for any right to elect directors upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time, no series of Preferred Stock shall be entitled to vote generally in the election of any directors of the Corporation other than Class A Directors or to vote separately to elect one or more directors of the Corporation. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series than outstanding) the number of shares of any such subsequent to the issue of shares of that series.

                  Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph."

            The Existing Certificate of Incorporation shall be amended by deleting in its entirety Article V thereof and replacing it with the following:

                                   "ARTICLE V

                  The directors, other than those who may be elected solely by the holders of any class or series of Preferred Stock, if any, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class ("Class I") to hold office initially for a term expiring at the first annual meeting of stockholders to be held after the date this Article V becomes effective (the "Classified Board Effective Date"), another class ("Class II") to hold office initially for a term expiring at the second annual meeting of stockholders to be held after the Classified Board Effective Date, and another class ("Class III") to hold office initially for a term expiring at the third annual meeting of stockholders to be held after the Classified Board Effective Date, with the members of each class to hold office until their successors are elected and qualified. Directors elected by a class or series of stock, or if applicable, classes or series of stock voting together, shall be divided as evenly as possible, and shall be allocated by the Board of Directors, among Class I, Class II and Class III. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election."

                                                                  EXHIBIT A-1(B)

                    CERTIFICATE OF INCORPORATION AMENDMENTS
                         (WITHOUT GOVERNANCE PROVISIONS)

            The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time (the "Existing Certificate of Incorporation") shall be amended by deleting in its entirety Article IV thereof and replacing it with the following(1):

                                   "ARTICLE IV

                  (a) Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred four million, one hundred thousand (204,100,000) shares [two hundred fifty-five million (255,000,000) shares]*. Two hundred one million, six hundred thousand (201,600,000) [Two hundred fifty million (250,000,000)]* shares shall be designated common stock (the "Common Stock"), of which one hundred twenty million, nine hundred sixty thousand (120,960,000) [one hundred, sixty six million (166,000,000)]* shares shall be designated Class A Common Stock (the "Class A Common Stock") and eighty million, six hundred forty thousand (80,640,000) [eighty-four million (84,000,000)]* shares shall be designated Class B Common Stock (the "Class B Common Stock"). Two million, five hundred thousand (2,500,000) [Five million (5,000,000)]* shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005.

                  (b) Common Stock. The Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise expressly provided herein, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of Class A Common Stock and Class B Common Stock shall be as follows:


            (1) Cash or Property Dividends. Subject to the rights and preferences of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the issuance of such stock pursuant to this Article IV, and except as otherwise provided for herein, the holders of Class A Common Stock and Class B

-----------------
1  The amount of shares designated by an asterisk ("*") in Section (a) of
   Article IV will be in effect in lieu of the number of shares appearing immediately prior to such bracketed number bearing an asterisk if the Share Increase is approved in accordance with the terms of the Agreement and Plan of Merger.

      Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such per share amounts as the Board of Directors may from time to time determine; provided that whenever a cash dividend is paid, the same amount shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

            (2) Stock Dividends. If at any time a dividend is to be paid in shares of Class A Common Stock or shares of Class B Common Stock (a "stock dividend"), such stock dividend may be declared and paid only as follows: only Class A Common Stock may be paid to holders of Class A Common Stock and only Class B Common Stock may be paid to holders of Class B Common Stock, and whenever a stock dividend is paid, the same rate or ratio of shares shall be paid in respect of each outstanding share of Class A Common Stock and Class B Common Stock.

            (3) Stock Subdivisions and Combinations. The corporation shall not subdivide, reclassify or combine stock of either class of Common Stock without at the same time making a proportionate subdivision or combination of the other class.

            (4) Voting. Voting power shall be divided between the classes and series of stock as follows:

                  (A) With respect to the election of directors, holders of Class A Common Stock and holders of Voting Preferred Stock (as defined below), voting together, shall be entitled to elect that number of directors which constitutes 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) (the "Class A Directors"). Each share of Class A Common Stock shall have one vote in the election of the Class A Directors and each share of Voting Preferred Stock shall have a number of votes in the election of the Class A Directors as specified in the resolution of the Board of Directors authorizing such Voting Preferred Stock. Holders of Class B Common Stock shall be entitled to elect the remaining directors (the "Class B Directors"). Each share of Class B Common Stock shall have one vote in the election of such directors. For purposes of this Section
      (b)(4) and Section (b) (5) of this Article IV, references to the authorized number of members of the Board of Directors (or the remaining directors) shall not include any directors which the holders of any shares of Preferred Stock may have the right to elect upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time. For purposes of this Section (b)(4), "Special Voting Rights" means the different voting rights of the holders of Class A Common Stock, holders of Class B Common Stock and holders of Voting Preferred Stock with respect to the election of the applicable percentage of the authorized number of members of the Board of Directors as described in this Section (b)(4)(A). "Voting Preferred Stock" means shares of each series of Preferred Stock upon which the right to vote for directors has been conferred in accordance with Section (c) of this
      Article IV, except for any right to elect directors which may be provided upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time.

                  (B) Subject to the last sentence of this Section (b)(4)(B), notwithstanding anything to the contrary contained in Section (a)(4)(A) of this Article IV, for so long as any person or entity or group of persons or entities acting in concert beneficially own 15% or more of the outstanding shares of Class B Common Stock, then in any election of directors or other exercise of voting rights with respect to the election or removal of directors, such person, entity or group shall only be entitled to vote (or otherwise exercise voting rights with respect to) a number of shares of Class B Common Stock that constitutes a percentage of the total number of shares of Class B Common Stock then outstanding which is less than or equal to such person, entity or group's Entitled Voting Percentage. For the purposes hereof, a person, entity or group's "Entitled Voting Percentage" at any time shall mean the percentage of the then outstanding shares of Class A Common Stock beneficially owned by such person, entity or group at such time. For purposes of this Section
      (b)(4)(B), a "beneficial owner" of Common Stock includes any person or entity or group of persons or entities who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, written or oral, formal or informal, control the voting power (which includes the power to vote or to direct the voting) of such Common Stock. The provisions of this Section (b)(4)(B) shall be effective only following (i) the distribution by IMS Health Incorporated ("IMS HEALTH") to its stockholders of all of the Class B Common Stock owned by it, (ii) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the terms of this Section (b)(4)(B) will not have any adverse effect on the private letter ruling issued by the IRS to IMS HEALTH on April 14, 1999 and any other private letter ruling issued by the IRS to IMS HEALTH or any predecessor or former parent of IMS HEALTH and (iii) the approval of the terms of this Section
      (b)(4)(B) by the New York Stock Exchange, Inc. or any other national securities exchange or automated quotation service on which the Common Stock is then listed or admitted for trading.

                  (C) Any Class A Director may be removed, with or without cause, by a vote of a majority of the votes held by the holders of Class A Common Stock and holders of Voting Preferred Stock, voting together as a class. Any Class B Director may be removed, with or without cause, by a vote of a majority of the votes held by the holders of Class B Common Stock, voting separately as a class.

                  (D) Except as otherwise specified herein, the holders of Class A Common Stock and holders of Class B Common Stock (i) shall in all matters not otherwise specified in this Section (b)(4) of this Article IV vote together (including, without limitation, with respect to increases or decreases in the authorized number of shares of any class of Common Stock), with each share of Class A Common Stock and Class B Common Stock having one vote, and (ii) shall be entitled to vote as separate classes only when required by law to do so under mandatory statutory provisions that may not be excluded or overridden by a provision in the Certificate of Incorporation or as provided herein.

                  (E) Except as set forth in this Section (b)(4) of this Article IV, the holders of Class A Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class B Common Stock is issued and outstanding, and the holders of Class B Common Stock shall have exclusive voting power (except for any voting powers of any Preferred Stock) on all matters at any time when no Class A Common Stock is issued and outstanding.

            (5) Increase or Decreases in Size of the Board of Directors. All newly-created directorships resulting from an increase in the authorized number of directors shall be allocated between Class A Directors and Class B Directors such that at all times the number of directorships reserved for Class A Directors shall be 20% of the authorized number of members of the Board of Directors (or, if such 20% is not a whole number, then the nearest lower whole number of directors that is closest to 20% of such membership) and the remaining directorships are reserved for Class B Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            (6) Merger or Consolidation. In case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class B Common Stock, and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation or merger by a holder of a share of Class A Common Stock; provided that, in any such transaction, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock may receive different kinds of shares of stock if the only difference in such shares is the inclusion of voting rights which continue the Special Voting Rights.

            (7) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock shall participate equally per share in any distribution to stockholders, without distinction between classes.

                  (c) Preferred Stock. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock; provided that, except for any right to elect directors upon the failure of the Corporation to pay regular dividends on such Preferred Stock as and when due for a specified period of time, no series of Preferred Stock shall be entitled to vote generally in the election of any directors of the Corporation other than Class A Directors or to vote separately to elect one or more directors of the Corporation. The Board of

      Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series than outstanding) the number of shares of any such subsequent to the issue of shares of that series.

                  Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph."

            The Existing Certificate of Incorporation shall be amended by deleting in its entirety Article V thereof and renumbering Articles VI, VII, VIII and IX thereof as Articles V, VI, VII and VIII, respectively.

            The Existing Certificate of Incorporation shall be amended by deleting the reference to Article VIII in Article VIII thereof and replacing it with "Article VII".

                                                                  EXHIBIT A-1(C)

                                BY-LAW AMENDMENTS
                          (WITH GOVERNANCE PROVISIONS)

      The By-laws of the Corporation in effect at the Effective Time (the "Existing By-laws") shall be amended by adding the phrase "class and" immediately preceding the phrase "number of shares" in the first sentence of
Section 5 of Article II thereof.

      The Existing By-laws shall be amended by deleting in its entirety Section 2 of Article III thereof and replacing it with the following:

            "The number of directors which shall constitute the board of directors shall be ten (10). The number of directors may be changed from time to time by resolution of the board of directors or the stockholders, although in no event shall the number of directors be less than five (5) for so long as the Special Voting Rights (as defined in Article IV, Section (b)(4)(A) of the Certificate of Incorporation) shall be in effect. Each director shall be elected by a plurality of the votes of the shares of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), as the case may be, entitled to vote for such director that are present in person or represented by proxy at the annual meeting of stockholders. At each annual meeting of the stockholders, the stockholders shall elect the successors of the class of directors whose terms expire at such meeting, to hold office until their successors are duly elected and qualified at the third annual meeting of stockholders following the year of their election or until their earlier death, resignation or removal as herein or in the Certificate of Incorporation provided. The directors shall be elected in this manner, except as provided in
            Section 4 of this Article III and the Certificate of Incorporation."

      The Existing By-laws shall be amended by deleting the first sentence of
Section 4 of Article III thereof and replacing it with the following:

            "Vacancies resulting from newly created directorships resulting from an increase in the authorized number of directors and vacancies resulting from the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), voting together as a class, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation) (or on whose behalf the director was appointed), as the case may be, whose death, resignation or removal created the vacancy, or to which the newly-created directorship has been allocated."

            The Existing By-laws shall be amended by deleting the phrase "each newly-elected board of directors" in Section 5 of Article III thereof and replacing it with the phrase "the board of directors."

                                                                  EXHIBIT A-1(D)


                                BY-LAW AMENDMENTS
                         (WITHOUT GOVERNANCE PROVISIONS)


      The By-laws of the Corporation in effect at the Effective Time (the "Existing By-laws") shall be amended by adding the phrase "class and" immediately preceding the phrase "number of shares" in the first sentence of
Section 5 of Article II thereof.

      The Existing By-laws shall be amended by deleting in its entirety Section 2 of Article III thereof and replacing it with the following:

            "The number of directors which shall constitute the board of directors shall be ten (10). The number of directors may be changed from time to time by resolution of the board of directors or the stockholders, although in no event shall the number of directors be less than five (5) for so long as the Special Voting Rights (as defined in Article IV, Section (b)(4)(A) of the Certificate of Incorporation) shall be in effect. Each director shall be elected by a plurality of the votes of the shares of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), as the case may be, entitled to vote for such director that are present in person or represented by proxy at the annual meeting of stockholders. Each director elected shall hold office until a successor is duly elected and qualified or until his earlier death, resignation or removal as herein and in the Certificate of Incorporation provided. The directors shall be elected in this manner, except as provided in Section 4 of this
            Article III and the Certificate of Incorporation."

      The Existing By-laws shall be amended by deleting the first sentence of
Section 4 of Article III thereof and replacing it with the following:

            "Vacancies resulting from newly created directorships resulting from an increase in the authorized number of directors and vacancies resulting from the death, resignation or removal of a director elected by (or appointed on behalf of) the holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation), voting together as a class, as the case may be, shall be filled by the vote of the majority of the directors (or the sole remaining director) elected by (or appointed on behalf of) such holders of one or more class or classes or series of stock (as provided in the Certificate of Incorporation) (or on whose behalf the director was appointed), as the case may be, whose death, resignation or removal created the vacancy, or to which the newly-created directorship has been allocated."

            The Existing By-laws shall be amended by deleting the phrase "each newly-elected board of directors" in Section 5 of Article III thereof and replacing it with the phrase "the board of directors."

                                                                  EXHIBIT A-1(E)


                         DIRECTORS AT THE EFFECTIVE TIME

                                                          (if Governance
                           Directors Designated as     Provisions Approved)
     Name of Director         Class A or Class B          Director Class
-----------------------   ------------------------     ---------------------
      John P. Imlay                 Class B             Term Expiring 2000
   Stephen G. Pagliuca              Class B             Term Expiring 2000
    Charles B. McQuade              Class B             Term Expiring 2000
   Manuel A. Fernandez              Class A             Term Expiring 2001
     Dennis G. Sisco                Class B             Term Expiring 2001
  Anne Sutherland Fuchs             Class B             Term Expiring 2001
     William O. Grabe               Class A             Term Expiring 2002
      Max D. Hopper                 Class B             Term Expiring 2002
      Kenneth Roman                 Class B             Term Expiring 2002
   William T. Clifford              Class B             Term Expiring 2002

                                                                    Exhibit 10.3

                          1998 IMS HEALTH INCORPORATED
                         EMPLOYEES' STOCK INCENTIVE PLAN
                (As amended and restated effective July 20, 1999)

1.   PURPOSE OF THE PLAN

     The purpose of the Plan is to aid the Company and its Subsidiaries in securing and retaining employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

2.   DEFINITIONS

     The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

          (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

          (b) Annual Limit: The limitation on the amount of certain Awards intended to qualify as "performance-based compensation" that may be granted to a given Participant each year.

          (c) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

          (d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

          (e)  Board: The Board of Directors of the Company.

          (f) Change in Control: The occurrence of any of the following events after Effective Date:

               (i) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities;

               (ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a

                    Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(f) (i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

              (iii) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

               (v) the Board determines that a Change in Control shall be deemed to have occurred for purposes of the Plan, provided that the Board may impose limitations on the effects of a Change in Control on any Award or otherwise if the Change in Control has occurred under this Section 2(f)(v) and not under other subsections of this Section 2(f).

          (g) Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

          (h)  Cognizant: Cognizant Corporation, a Delaware corporation.

          (i)  Committee: The Compensation and Benefits Committee of the Board.

          (j)  Company: IMS Health Incorporated, a Delaware corporation.

          (k) Disability: Inability of a Participant to perform the services for the Company and its Subsidiaries required by his or her employment with the Company due to any medically determinable physical and/or mental incapacity or disability which is permanent. The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered disabled unless he or she furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

          (l) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 17 of the Plan.

          (m) Fair Market Value: With respect to Shares, unless otherwise determined by the Committee, on a given date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the Nasdaq System (or such market in which such prices are regularly quoted), or, if there is no market on which the Shares are regularly quoted, the Fair Market Value shall be the value established by the Committee in good faith. If no sale of Shares shall have been reported on such Composite Tape or such national securities exchange on such date or quoted on the Nasdaq System on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used.

          (n)  LSAR: A limited stock appreciation right granted pursuant to
               Section 8(d) of the Plan.

          (o) Other Stock-Based Awards: Awards granted pursuant to Section 9 of the Plan.

          (p)  Option: A stock option granted pursuant to Section 7 of the Plan.

          (q) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

          (r) Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.

          (s) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 9(b) of the Plan.

          (t) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

          (u) Plan: The 1998 IMS Health Incorporated Employees' Stock Incentive Plan.

          (v) Retirement: Termination of employment with the Company or a Subsidiary after such Participant has attained age 65 or age 55 and five years of service with the Company. The foregoing notwithstanding, in the case of Awards granted under this Plan prior to July 21, 1999, the term "Retirement" shall mean termination of employment after the Participant has attained age 65 or with the prior written consent of the Committee that a termination prior to age 65 be treated as a Retirement, except that the Committee (or other committee authorized by the Board) may determine that the term Retirement as used in respect of specified Awards granted prior to July 21, 1999 shall be defined as set forth in the first sentence of this definition.


          (w) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

          (x) Spinoff Date: The date on which the Shares that are owned by Cognizant are distributed to the holders of record of shares of Cognizant.

          (y) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.

          (z) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.   SHARES SUBJECT TO THE PLAN

     (a) Aggregate Share Limitations. Subject to adjustment as provided in
Section 10(a), the total number of Shares which may be issued and/or delivered under the Plan is 13,000,000 plus the number of Shares reserved for awards under the IMS Health Incorporated Replacement Plan for Certain Employees Holding Cognizant Corporation Equity-Based Awards (the "Replacement Plan") that are not in fact issued or delivered in connection with such awards; provided however, that in no event may more than 1,000,000 shares be issued as restricted stock or similar Awards. The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Shares subject to an Award under the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant (or a Beneficiary), including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available for Awards under the Plan, and Shares shall be counted as issued or delivered under the Replacement Plan in a manner consistent with the counting of Shares under this Section 3. In addition, in the case of any Award granted in substitution for awards of a company or business acquired by the Company or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be deemed to be available under the Plan by virtue of the Company's assumption of the plan or arrangement of the acquired company or business.

     (b) Annual Per-Person Limitations. In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards under each of
Section 7, Section 8, and Section 9(b) relating to up to the Participant's Annual Limit (such Annual Limit to apply separately to each Section). A Participant's Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 1,000,000 shares plus the amount of the Participant's unused Annual Limit as of the close of the previous year, subject to adjustment as provided in Section 10(a).

4.   ADMINISTRATION

     (a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are each "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall require payment of any amount it may determine to be necessary to withhold for minimum statutory withholding requirements for federal, state, local or other taxes as a result of the exercise or settlement of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in shares or (b) having shares withheld by the Company from any shares that would have otherwise been received by the Participant. No authority to withhold shares is conferred under the Plan to the extent that, solely due to such authority, an Award would be accounted for as a "variable" award under APB 25. The Committee may, in its discretion, grant Awards either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. If the chief executive officer of the Company is a member of the Board, the Board by specific resolution may constitute such chief executive officer as a committee of one which shall have the authority to grant Awards of up to an aggregate of 50,000 Shares in each calendar year to each Participant who is not subject to the rules promulgated under Section 16 of the Act (or any successor section thereto);

provided, however, that such chief executive officer shall notify the Committee of any such grants made pursuant to this Section 4.

     (b) Without the prior approval of the Company's stockholders, Options granted under the Plan will not be repriced, replaced or regranted through cancellation, or by lowering the Option exercise price of a previously granted Option.

5.   ELIGIBILITY

     Employees (but not members of the Committee or any person who serves only as a director) of the Company and its Subsidiaries are eligible to be granted Awards. In addition, any person who has been offered employment by the Company or a Subsidiary is eligible to be granted Awards, provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced such employment. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant.

6.   LIMITATIONS

     No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

7.   TERMS AND CONDITIONS OF OPTIONS

     Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

          (a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted. The Committee may require the Participant to pay a portion of the Option Price at the time of grant of the option, with the remainder of the Option Price payable upon exercise of the Option. Such prepayment of the Option Price shall be non-refundable except to the extent set forth in a Participant's original option agreement.

          (b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

          (c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, (A) the date payment is received by the Company pursuant to clauses (i), (ii) or (iii) in the following sentence, or (B) the date of sale by a broker of all or a portion of the Shares being purchased pursuant to clause (iv) in the following sentence. Unless otherwise determined by the Committee, the Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full not later than the time of exercise at the election of the Participant (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate unpaid Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and partly in such Shares, or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased. The Award agreement shall, unless otherwise provided by the Committee, permit the Participant to elect, subject to such terms and conditions as the Committee shall determine, to have the number of Shares deliverable to the Participant as a result of the exercise reduced by a number sufficient to pay the amount the Company determines to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of the Option. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

          (d) Restrictions on Shares Issued Upon Exercise; Other Conditions. If and to the extent so determined by the Committee, Shares issued upon exercise of an Option may be subject to limitations on transferability, risks of forfeiture, deferral of delivery, or such other terms and conditions as the Committee may impose, subject to Section 14(b). Such terms and conditions may include required forfeiture of Options or gains realized upon exercise thereof, for a specified period after exercise, in the event the Participant fails to comply with conditions relating to non-competition, non-disclosure, non-solicitation or non-interference with employees, suppliers, or customers, and non-disparagement and other conditions specified by the Committee.

            (e) Exercisability Upon Termination of Employment by Death or Disability. If a Participant's employment with the Company and its Subsidiaries terminates by reason by death or Disability after the date of grant of an Option, (i) the unexercised portion of such Option shall immediately vest in full (i.e., become non-forfeitable) and (ii) such portion may thereafter be exercised during the shorter of (A) the remaining stated term of the Option or
(B) five years after the date of death or Disability.

            (f) Exercisability Upon Termination of Employment by Retirement. If a Participant's employment with the Company and its Subsidiaries terminates by reason of Retirement after the date of grant of an Option, the Participant's unexercised Option may thereafter be exercised only during the period ending at the earlier of five years after such Retirement or the stated expiration date of such Option (the "Post-Retirement Exercise Period"), provided that such Option shall be exercisable during such Post-Retirement Exercise Period only to the extent such Option was exercisable at the time of such Retirement. The foregoing notwithstanding, (i) the Committee may, in its sole discretion, accelerate the vesting of the unvested portion of such Option held by a Participant upon such Participant's Retirement, in which case such Option shall not be forfeited as provided herein but thereafter shall become exercisable to the extent and at such times as such portion of the Option would have become both vested and exercisable during the Post-Retirement Exercise Period had the Participant's employment not been terminated, unless the Committee specifies otherwise; and
(ii), if a Participant dies within a period of five years after such Retirement, the Participant's unexercised Option (to the extent not previously forfeited) may thereafter be exercised during the shorter of (i) the remaining stated term of the Option or (ii) the period that is the longer of (A) five years after the date of such termination of employment or
(B) one year after the date of death.

     (g) Effect of Other Termination of Employment. If a Participant's employment with the Company and its Subsidiaries terminates for any reason other than death, Disability or Retirement after the date of grant of an Option as described above, the Participant's unexercised Option may thereafter be exercised during the period ending 90 days after the date of such termination of employment, but only to the extent such Option was exercisable at the time of such termination of employment, and in no event may such Option be exercised after its stated expiration date. The foregoing notwithstanding, the Committee may, in its sole discretion, accelerate the vesting of unvested Options held by a Participant if such Participant is terminated from employment without "cause" (as such term is defined by the Committee in its sole discretion) by the Company.

8.   TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

     (a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).

     (b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times
(ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash, valued at such Fair Market Value, all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares subject to an exercisable Option with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

     (c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

     (d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term "Stock Appreciation Right" is used in the Plan, such term shall include LSARs.

9.   OTHER STOCK-BASED AWARDS

     (a) Generally. The Committee, in its sole discretion, may grant Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) as an outright bonus or upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof). Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 9(a). In addition, the Committee is authorized to grant dividend equivalents to a Participant, entitling the Participant to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, subject to such restrictions on transferability and risks of forfeiture as the Committee may specify.

     (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is deductible by the Company without limitation under
Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders' equity; (vii) expense management; (viii) return on investment;
(ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins;
(xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs;
(xvi) cash flow; (xvii) working capital; (xviii) economic value added; (xix) return on assets; (xx) total stockholder return (stock price appreciation plus dividends and distributions); (xxi) operating management goals; (xxii) and execution of pre-approved corporate strategy. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. In the case of a Performance-Based Award which is not valued in a way in which the limitation set forth in the final sentence of
Section 3 would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4), the maximum amount of a Performance-Based Award to any Participant with respect to performance in a single fiscal year of the Company shall be $5,000,000. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award.

10.  ADJUSTMENTS UPON CERTAIN EVENTS

     Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

     (a) Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares of other corporate exchange, or any large, special, and non-recurring distribution to Stockholders, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the Option Price, (iii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 3 hereof and/or (iv) any other affected terms of such Awards (including making provision for the payment of cash, other Awards or other property in respect of any outstanding Award). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized to be made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, or Performance Awards granted under Section 9(b) hereof intended to qualify as "performance-based compensation" under Code
Section 162(m) and regulations thereunder to otherwise fail to so qualify.

     (b) Change in Control. Except as otherwise provided in an Award agreement, in the event of a Change in Control, the Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any Award (including, without limitation, (i) the acceleration of an Award, (ii) the payment of a cash amount in exchange for the cancellation of an Award and/or (iii) the requiring of the issuance of substitute Awards that will substantially preserve the value, rights and benefits of any affected Awards previously granted hereunder) as of the date of the consummation of the Change in Control.

11.  NO RIGHT TO EMPLOYMENT

     The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company's or Subsidiary's right to terminate the employment of such Participant.

12.  SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

13.  NONTRANSFERABILITY OF AWARDS

     An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. During the lifetime of a Participant, an Award shall be exercisable only by such Participant. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 13 (or any part thereof) to the extent that this Section 13 (or any part thereof) is not required under the rules promulgated under any law, rule or regulation applicable to the Company.

14.  AMENDMENTS OR TERMINATION

     (a) Changes to the Plan. The Board may amend, alter or discontinue the Plan, except that (i) any amendment or alteration shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after the date of such Board action if (x) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit amendments or alterations to stockholders for approval or (y) such amendment or alteration would materially increase the number of shares reserved for the purposes of the Plan, materially broaden the employees or class of employees eligible to receive Awards under the Plan or materially increase benefits accruing to employees participating in the Plan;
(ii) without the consent of a Participant, no amendment or alteration shall materially impair any of the Participant's rights under an Award theretofore granted to such Participant; and (iii) the Committee may amend or alter the Plan in such manner as it deems necessary to permit the granting of Awards meeting requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change in Control.

     (b) Changes to Outstanding Awards. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan and except that the Committee may not amend or alter an Award theretofore granted if such action would result in an Award having terms that would not have been authorized or permitted for a new grant or Award under the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Other provisions of the Plan notwithstanding, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Shares having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

15.  INTERNATIONAL PARTICIPANTS

     With respect to Participants who reside or work outside the United States of America and either who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code or who are granted Awards not intended to qualify as "performance-based compensation" under Section 162(m), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with local laws, regulations, or customs or otherwise to meet the objectives of the Plan, and may, where appropriate, establish one or more sub-plans to reflect such amended provisions.

16.  NONEXCLUSIVITY OF THE PLAN

     Neither the adoption of the Plan by the Board nor any submission of the Plan, specific Plan terms, or amendments thereto to a vote of stockholders of the Company shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of awards otherwise than under the Plan, and such other arrangements may be either applicable generally or only in specific cases.

17.  CHOICE OF LAW

     The Plan shall be governed by and construed in accordance with the laws of the State of New York.

18.  EFFECTIVENESS OF THE PLAN

     The Plan shall be effective as of the Spinoff Date.